Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Emulex Corporation:

We consent to the use of our reports dated August 28, 2013, with respect to the consolidated balance sheets of Emulex Corporation and subsidiaries as of June 30, 2013 and July 1, 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2013, incorporated herein by reference.

/s/ KPMG LLP
Irvine, California
May 1, 2014